SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement.
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement.
☐	Definitive Additional Materials.
☐	Soliciting Material Under Rule 14a-12.

Sterling Financial Corporation

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum value of transaction:

(5)	Total fee paid:

☐	Fee previously paid with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

AND

PROXY STATEMENT

2005

www.sterlingfi.com

STERLING FINANCIAL CORPORATION

101 North Pointe Boulevard
Lancaster, Pennsylvania 17601

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2005

PROXY STATEMENT

Dated and to be mailed on or about April 1, 2005

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 3, 2005

TO THE SHAREHOLDERS OF STERLING FINANCIAL CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of the Shareholders of Sterling Financial Corporation (“Sterling”) will be held on Tuesday, May 3, 2005 at Liberty Place Theater and Conference Center, 313 West Liberty Street, Lancaster, Pennsylvania 17603 at 9:00 a.m., prevailing time, for the purpose of considering and voting upon the following matters:

1.	To elect three (3) Class of 2008 directors to serve for a three year term and until their successors are elected and qualified;

2.	To elect one (1) Class of 2007 director to serve for a two year term and until his successor is elected and qualified;

3.	To elect one (1) Class of 2006 director to serve for a one year term and until his successor is elected and qualified;

4.	To adopt the 2005 Directors Stock Compensation Plan;

5.	To ratify the selection of Ernst & Young LLP as Sterling’s independent auditors for the year ending December 31, 2005; and

6.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

      Only those shareholders of record at the close of business on March 11, 2005 are entitled to notice of and to vote at the meeting.

      Please promptly sign the enclosed proxy card and return it in the postage paid envelope provided. We cordially invite you to attend the meeting. Your proxy is revocable and you may withdraw it at any time. You may deliver notice of revocation or deliver a later dated proxy to the Corporate Secretary of Sterling before the vote is taken at the meeting.

      We enclose a copy of Sterling’s 2004 Annual Report and Form 10-K with this proxy statement and form of proxy.

BY ORDER OF THE BOARD OF DIRECTORS

John E. Stefan
Chairman of the Board

April 1, 2005

Lancaster, Pennsylvania

YOUR VOTE IS IMPORTANT.

PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD.

PROXY STATEMENT

Introduction/ General Information

      This proxy statement is furnished in connection with the solicitation of proxies by Sterling, on behalf of the Board of Directors, for the 2005 Annual Meeting of Shareholders. This proxy statement, the related proxy form, and the reservation card are being distributed on or about April 1, 2005.

      Sterling is a diversified financial services company headquartered in Lancaster, Pennsylvania. The mailing address of Sterling’s principal executive offices is 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601; the telephone number is (717) 581-6030; and the website address is www.sterlingfi.com. Through its direct and indirect subsidiaries and affiliates, Sterling offers a full range of banking services; specialty commercial financing; fleet and equipment leasing; investment, trust and brokerage services; insurance services; human resources consulting; and correspondent banking services. Sterling’s primary market area includes south-central Pennsylvania, northern Maryland and northern Delaware.

      Sterling will bear the expense of soliciting proxies. In addition to the use of the mail, directors, officers and employees of Sterling and its subsidiaries may, without additional compensation, solicit proxies.

      The Annual Meeting of Shareholders will be held on Tuesday, May 3, 2005, at 9:00 a.m. at Liberty Place Theater and Conference Center, 313 West Liberty Street, Lancaster, Pennsylvania. Shareholders of record at the close of business on March 11, 2005 (the “record date”) are entitled to vote at the meeting. Each share entitles its owner to one vote on each matter.

      At the Annual Meeting, shareholders will vote to:

•	elect three (3) Class of 2008 directors to serve for a three year term and until their successors are elected and qualified;

•	elect one (1) Class of 2007 director to serve for a two year term and until his successor is elected and qualified;

•	elect one (1) Class of 2006 director to serve for a one year term and until his successor is elected and qualified;

•	adopt the 2005 Directors Stock Compensation Plan;

•	ratify the selection of Ernst & Young LLP as Sterling’s independent auditors for the year ending December 31, 2005; and

•	transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Proxies and Voting Procedures

      You can vote your shares by completing and returning a written proxy card. You may also vote your shares by telephone and/or online. To do so, simply follow the instructions on the proxy card. Telephone voting is toll-free and is available 24 hours a day. Votes submitted by telephone must be received by 11:59 p.m. on May 2, 2005. If you vote by telephone, you do not need to return a proxy card.

      You may also vote your shares using the Internet. To do so, access www.voteproxy.com and follow the on screen instructions. Have your control number from your proxy card available when you access the web page.

      You may choose to vote in person at the meeting. Submitting your voting instructions by returning a proxy card or by voting over the telephone or over the Internet will not affect your right to attend the meeting and vote. The method by which you vote will in no way limit your right to vote at the annual meeting, if you later decide to attend in person; provided that you revoke your earlier proxy in accordance with the revocation instructions on the next page.

      If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct how your broker votes your shares. You are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote your street name shares in person at the meeting, unless you obtain a proxy executed in your favor, from the holder or broker of record. Your broker or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

      By properly completing a proxy, you appoint Pauline Shurr and Mary W. Wentz as proxy holders to vote your shares. Any signed proxy card not specifying to the contrary will be voted FOR:

•	Election of the nominees identified in this proxy statement;

•	Adoption of the 2005 Directors Stock Compensation Plan; and

•	Ratification of the selection of independent auditors for the year ending December 31, 2005.

      You may revoke your written proxy by delivering written notice of revocation to Jean Svoboda, Corporate Secretary, Sterling Financial Corporation, 1097 Commercial Avenue, P.O. Box 38, East Petersburg, Pennsylvania 17520-0038, or by executing a later dated proxy and giving written notice of the revocation to Ms. Svoboda at any time before the proxy is voted at the meeting. Proxy holders will vote shares represented by proxies on the accompanying proxy, if properly signed and returned, in accordance with the instructions of the shareholder.

      Although the Board of Directors knows of no other business to be presented, in the event that any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

      Proxy holders will vote shares held for the account of shareholders who participate in the Dividend Reinvestment and Stock Purchase Plan, in accordance with the instructions of each shareholder. If a shareholder who participates in the Dividend Reinvestment and Stock Purchase Plan does not return a proxy, proxy holders will not vote the shares held in that account.

      The Plan Trustee will vote shares held for the account of employees who participate in the Sterling 401(k) Retirement Plan, in accordance with the instructions of each participant, as set forth in the separate proxy sent with respect to 401(k) Retirement Plan shares. The Plan Trustee will vote shares with respect to which a separate 401(k) Retirement Plan proxy is not returned in the same proportion as shares with respect to which voting instructions are received.

      At the close of business on March 11, 2005, Sterling had 23,266,237 shares of common stock, par value $5.00 per share, outstanding. In addition to common stock, Sterling has 10 million shares of preferred stock authorized. No shares of preferred stock are issued and outstanding. As of

March 11, 2005, Sterling Financial Trust Company held 111,609 shares of Sterling common stock, as fiduciary.

      Shares held by Sterling Financial Trust Company, as sole fiduciary, represent, in the aggregate, less than 1.0% of the total shares outstanding and will be voted for election, for directors, of all the nominees of the Board of Directors, for adoption of the 2005 Directors Stock Compensation Plan, and for ratification of Ernst & Young LLP, as Sterling’s independent auditors.

Quorum

      A majority of the outstanding shares of common stock, represented in person or by proxy, constitutes a quorum for the conduct of business. Under Pennsylvania law and Sterling’s bylaws, the presence of a quorum is required for each matter to be acted on at the meeting. Votes withheld and abstentions are counted in determining the presence of a quorum for a particular matter. Broker non-votes are not counted in determining the presence of a quorum for a particular matter as to which the broker withheld authority. Each share is entitled to one vote on all matters submitted to a vote of the shareholders. All matters to be voted upon by the shareholders require the affirmative vote of a majority of shares voted, in person or by proxy, at the annual meeting, except in cases where the vote of a greater number of shares is required by law or under Sterling’s Articles of Incorporation or bylaws. In the case of the election of directors, the candidates receiving the highest number of votes are elected. Shareholders are not entitled to cumulate votes for the election of directors.

      Assuming the presence of a quorum, the five nominees for director receiving the highest number of votes cast by shareholders entitled to vote for the election of directors will be elected. Votes withheld from a nominee and broker non-votes will not be cast for the nominee.

      Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the adoption of the 2005 Directors Stock Compensation Plan. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against adoption of the plan. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the required majority is calculated.

      Assuming the presence of a quorum, the affirmative vote of a majority of all votes cast by shareholders is required for the ratification of the selection of independent auditors. Abstentions and broker non-votes are not deemed to constitute “votes cast” and, therefore, do not count either for or against ratification. Abstentions and broker non-votes, however, have the practical effect of reducing the number of affirmative votes required to achieve a majority for each matter by reducing the total number of shares voted from which the required majority is calculated.

GOVERNANCE OF THE COMPANY

      Sterling’s Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The Board has adopted and adheres to corporate governance practices that the Board and senior management believe promote this purpose, are sound and represent best practices. We continually review our governance practice and update them as appropriate or advisable, based upon Pennsylvania law, the rules and listing standards of The Nasdaq Stock Market, regulations promulgated by the Securities and Exchange Commission, as well as best practices suggested by recognized governance authorities.

      Currently, our Board of Directors has 13 members. Under the Nasdaq standards for independence (as “independence” is currently defined in Nasdaq Rule 4200(a)(15)), the Board has determined that Richard H. Albright, Jr., Michael A. Carenzo, Anthony D. Chivinski, Bertram F. Elsner, Howard E. Groff, Jr., Joan R. Henderson, Terrence L. Hormel, David E. Hosler, William E. Miller, Jr., W. Garth Sprecher and Glenn R. Walz meet the standards for independence. This constitutes more than a majority of our Board of Directors. Only independent directors serve on our Audit Committee, Corporate Governance & Nominating Committee, and Management Development and Compensation Committee.

Meetings and Committees of the Board of Directors

      The Board of Directors maintains the following standing committees: Audit Committee, Corporate Governance & Nominating Committee, Executive Committee, Finance Committee, and Management Development and Compensation Committee.

      Audit Committee. Members of the Audit Committee, during 2004, were Richard H. Albright, Jr., Chairman, Michael A. Carenzo, Bertram F. Elsner, Howard E. Groff, Jr., David E. Hosler (until September 30, 2004), and William E. Miller, Jr. (effective December 21, 2004). The principal duties of the Audit Committee, as set forth in its charter, which is available on Sterling’s website at www.sterlingfi.com, include reviewing significant audit and accounting principles, policies and practices, reviewing performance of internal auditing procedures, reviewing reports of examination received from regulatory authorities, and recommending, annually, to the Board of Directors the engagement of an independent certified public accountant. The Audit Committee met 10 times during 2004.

      During the time that each served, the Board of Directors determined that Michael A. Carenzo and David E. Hosler each qualified as an “audit committee financial expert” as defined in Item 401(h)(2) of Regulation S-K as promulgated by the SEC, is “financially sophisticated” under Nasdaq Rule 4350(d) and is “independent” as defined under applicable SEC and Nasdaq rules.

      Corporate Governance & Nominating Committee. Members of the Corporate Governance & Nominating Committee, during 2004, were David E. Hosler, Chairman, Richard H. Albright, Jr., Joan R. Henderson, Terrence L. Hormel, W. Garth Sprecher and Glenn R. Walz, each of whom is a non-employee director. All members of the Corporate Governance & Nominating Committee are independent. The principal duties of the Corporate Governance & Nominating Committee include developing and recommending to the Board criteria for selecting qualified director candidates, identifying individuals qualified to become Board members, evaluating and selecting, or recommending to the Board, director nominees for each election of directors, considering committee member qualifications, appointment and removal, recommending codes of conduct and codes of ethics applicable to Sterling and providing oversight in the evaluation of the Board and each committee. The Corporate Governance & Nominating Committee met 3 times in 2004. The Corporate Governance & Nominating Committee adopted a written charter that is available on Sterling’s website at www.sterlingfi.com.

      Executive Committee. Members of the Executive Committee, during 2004, were David E. Hosler, Chairman, Richard H. Albright, Jr., J. Roger Moyer, Jr., W. Garth Sprecher, John E. Stefan and Glenn R. Walz. The principal duties of the Executive Committee are to act on behalf of the Board between meetings and to evaluate governance issues and strategic plans. The Committee met 4 times in 2004.

      Finance Committee. Members of the Finance Committee, during 2004, were Glenn R. Walz, Chairman, Michael A. Carenzo, Bertram F. Elsner, Howard E. Groff, Jr., Joan R. Henderson and

Terrence L. Hormel. The principal duties of the Finance Committee include overseeing long-term financial plans, including the development of financial policies, capital plan, measurement of financial performance, organizational profitability and interest rate risk management. Additionally, the Committee oversees investment policies and strategies and monitors the budget and financial planning process. The Finance Committee met 6 times during 2004.

      Management Development and Compensation Committee. Members of the Management Development and Compensation Committee, during 2004, were W. Garth Sprecher, Chairman, Howard E. Groff, Jr., Joan R. Henderson, Terrence L. Hormel and Glenn R. Walz. The principal responsibilities of the Management Development and Compensation Committee include establishing Sterling’s compensation philosophy and monitoring the compensation programs, benefits and practices related to the management compensation plans, as well as monitoring the development and implementation of management succession plans. In addition, the Committee makes recommendations to the Board with respect to compensation paid to senior executives, including the CEO. The Management Development and Compensation Committee met 4 times during 2004. The Management Development and Compensation Committee adopted a written charter that is available on Sterling’s website at www.sterlingfi.com.

Compensation Committee Interlocks and Insider Participation

      During 2004, only independent directors served on the Management Development and Compensation Committee. The Committee members were W. Garth Sprecher, Chairman, Howard E. Groff, Jr., Joan R. Henderson, Terrence L. Hormel and Glenn R. Walz. None of the Committee members has ever been an officer or employee of Sterling or any of its subsidiaries. See the section “Certain Relationships and Related Transactions” for additional required disclosure.

Current Composition of the Committees of the Board of Directors

			Corporate					Management
			Governance &					Development and
Director	Audit		Nominating	Executive		Finance		Compensation

Richard H. Albright, Jr.	X	(1)	X	X
Michael A. Carenzo	X					X
Anthony D. Chivinski	X	(2)
Bertram F. Elsner	X					X
Howard E. Groff, Jr.	X					X		X
Joan R. Henderson			X			X		X
Terrence L. Hormel			X			X		X
David E. Hosler	X	(3)	X (1)	X	(1)
William E. Miller, Jr.	X	(4)
J. Roger Moyer, Jr.(5)				X
W. Garth Sprecher			X	X				X (1)
John E. Stefan(5)(6)				X
Glenn R. Walz			X	X		X	(1)	X

(1)	Denotes Chairman of the respective Committee.

(2)	Mr. Chivinski was appointed to the Audit Committee on February 22, 2005.

(3)	Mr. Hosler resigned from the Audit Committee effective September 30, 2004.

(4)	Mr. Miller was appointed to the Audit Committee on December 21, 2004.

(5)	Mr. Moyer and Mr. Stefan are ex-officio members of all Committees.

(6)	Mr. Stefan is Chairman of the Board.

     Sterling’s Board of Directors met 13 times in 2004. There were a total of 27 meetings of the various committees of the Board of Directors in 2004. All directors attended at least 75% of the meetings of the Board of Directors and of the various committees on which they served. The Board of Directors holds periodic executive sessions, where management is not in attendance, following regularly scheduled Board meetings. Although Sterling does not have a formal policy with respect to director attendance at annual meetings of shareholders, each director is encouraged to attend. All of the directors attended the 2004 Annual Meeting of Shareholders and all are expected to attend this year’s annual meeting.

Shareholder Communications

      Any shareholder who wishes to communicate with the Board of Directors may send correspondence to Donald L. Neff, Senior Vice President, Director of Risk Management, at 1097 Commercial Avenue, P.O. Box 38, East Petersburg, Pennsylvania 17520-0038, or by sending an electronic message to him at dneff@sterlingfi.com. Mr. Neff will submit your correspondence to the Board of Directors or the appropriate committee, as applicable.

Nomination of Directors

      The Corporate Governance & Nominating Committee currently has no formal process for considering director candidates recommended by shareholders, but its policy is to give due consideration to any and all such candidates. If a shareholder wishes to recommend a director candidate, the shareholder should follow the procedures set forth in our bylaws and mail the name, background and contact information for the candidate to the Corporate Governance & Nominating Committee at Sterling’s offices at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601 (see “Election of Directors”, below). The Corporate Governance & Nominating Committee intends to develop a process for identifying and evaluating all nominees for director, including any recommended by shareholders, and minimum requirements for nomination.

Submission of Shareholder Proposals

      If a shareholder wants to include a proposal in Sterling’s proxy statement for presentation at the 2006 annual meeting of shareholders, as permitted by Securities and Exchange Commission rules, the proposal must be received by the Corporate Secretary at our principal executive offices at 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601 no later than December 2, 2005.

      A shareholder may also nominate directors or have other business brought before the 2006 annual meeting by submitting the nomination to us, in accordance with our bylaws, and as described in the sections “Nomination of Directors” and “Election of Directors”. Any shareholder who intends to propose any other matter to be acted upon at the 2006 annual meeting of shareholders (but not to have such proposal included in Sterling’s proxy statement) must inform Sterling no later than February 15, 2006. If notice is not provided by that date, the persons named in the proxy for the 2006 annual meeting will be allowed to exercise their discretionary authority to vote upon any such proposal without the matter having been included in the proxy statement for the annual meeting.

Code of Ethics

      Sterling implemented an Employee Code of Conduct in 1997. In 2004, as required by law and regulation, we amended our code of conduct to make it applicable to our directors, officers and employees and renamed it our Code of Ethics. The Code of Ethics encourages individuals to report any conduct that they believe, in good faith, to be an actual or apparent violation of the Code of Ethics. The Board periodically receives reports on our compliance program. We filed a copy of the Code of Ethics with the SEC, as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2003. You may also obtain a copy of the Code of Ethics from Sterling’s website at www.sterlingfi.com.

Whistleblower Policy

      Pursuant to the requirements of the Sarbanes-Oxley Act of 2002, Sterling’s Board of Directors implemented a Whistleblower Policy in November 2003. This policy is administered by the Audit Committee and specifically provides employees with a procedure for submitting good faith complaints regarding Sterling’s accounting or auditing matters to management without fear of dismissal or retaliation of any kind.

ELECTION OF DIRECTORS

      Sterling’s bylaws provide that the Board of Directors shall consist of not less than one or more than 25 persons. The Board of Directors is divided into three classes. Each class consists, as nearly as possible, of one-third of the directors. The bylaws also provide that the directors of each class are elected for a term of three years, so that the term of office of one class of directors expires at the annual meeting each year. The Board of Directors determines the number of directors in each class.

      A majority of the Board of Directors may increase the number of directors between meetings of the shareholders. Any vacancy occurring in the Board of Directors, whether due to an increase in the number of directors, resignation, retirement, death or any other reason may be filled by appointment by the remaining directors. Any director who is appointed to fill a vacancy holds office until the next annual meeting of the shareholders and until a successor is elected and qualified. The bylaws contain a mandatory retirement provision that provides for the retirement of directors after age 70.

      Section 2.3 of Sterling’s bylaws requires that nominations, other than those made by or on behalf of the existing management of Sterling, be made pursuant to timely notice in writing to the Secretary. To be timely, a shareholder’s notice must be delivered to or received at the principal executive office of Sterling not less than 90 days prior to the anniversary date of the immediately preceding meeting of shareholders of Sterling called for the election of directors. The notice must also provide the specific information required by Section 2.3. The chairman of the meeting is required to determine whether nominations have been made in accordance with the requirements of the bylaws. If the Chairman determines that a nomination was not made in accordance with the bylaws, he shall so declare at the annual meeting and the defective nomination will be disregarded. You may obtain a copy of Sterling’s bylaws by writing to Jean Svoboda, Corporate Secretary, Sterling Financial Corporation, 1097 Commercial Avenue, P.O. Box 38, East Petersburg, Pennsylvania 17520-0038 or printing them from Sterling’s website at www.sterlingfi.com.

      The Board of Directors has fixed the number of directors at 13 and has nominated and recommends the following five persons, each of whom currently serves as a director in the Class indicated, for election to the Board of Directors for the terms specified:

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for Class of 2008 Directors

For a Term of Three Years

Joan R. Henderson

Terrence L. Hormel
David E. Hosler

Nominee for Class of 2007 Director

For a Term of Two Years

William E. Miller, Jr.

Nominee for Class of 2006 Director

For a Term of One Year

Anthony D. Chivinski

      In the event that any of the nominees are unable to accept election, proxy holders will vote proxies given pursuant to this solicitation in favor of other persons recommended by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve as a director if elected.

Information about Nominees and Continuing Directors

      The following information identifies, as of March 11, 2005, the current directors’ and nominees’ names, ages, occupation and business experience during the past five years, and positions and offices held with Sterling and its subsidiaries.

	Director	Principal Occupation for the Past Five Years and Positions Held with
Name and Age	Since	Sterling and Subsidiaries

Current Class of 2005 Directors and Nominees for Class of 2008 Directors
Joan R. Henderson (62)	1995	President, J.R. Henderson & Associates, Inc. (planning and fund development for non-profit organizations); and Director, Bank of Lancaster County 1995-2003.
Terrence L. Hormel (55)	2000	President, Hormel, Inc. (contract warehousing and industrial real estate development and management companies); Chairman of the Board, Bank of Hanover and Trust Company since 1990, Director since 1981; Director, HOVB Investment Company since 1999; and Director, Bank of Lancaster County 2000-2003.
David E. Hosler (54)	1998	Chief Operating Officer, Murray Insurance Associates, Inc. since October 2004; Vice President — Corporate Affairs 2003-October 2004 (insurance agency); Senior Vice President, John P. Woods Co., Inc. 2002-2003; President and Chief Executive Officer, Old Guard Insurance Company 1985-2000; and Vice Chairman of the Board, Sterling since April 2003.
Nominee for Class of 2007 Director
William E. Miller, Jr. (66)	2004	President, Miller and Associates, PC (law firm); Chairman of the Board, Pennsylvania State Bank since 1992, and Director, Pennsylvania State Bank since 1989.
Class of 2007 — Continuing Directors
Richard H. Albright, Jr. (62)	1985	Dentist, Specialist, Practice limited to Orthodontics; and Director, Bank of Lancaster County 1985-2003.
Bertram F. Elsner (68)	2000	Chairman, Elsner Engineering Works, Inc. (designs and manufactures automatic rewinding machines and specialty machinery); and Vice Chairman of the Board, Bank of Hanover and Trust Company since 1998 and Director since 1985.
Howard E. Groff, Jr. (58)	1988	President, Howard E. Groff Co. (fuel oil sales and service); and Director, Bank of Lancaster County since 1988.
John E. Stefan (65)	1979	Chairman of the Board, Sterling since April 2002; Chairman of the Board and Chief Executive Officer, Sterling January 2002-April 2002; Chairman of the Board, President and Chief Executive Officer, Sterling 1994-January 2002; Chairman of the Board, Bank of Lancaster County April 2002-April 2004; Chairman of the Board and Chief Executive Officer, Bank of Lancaster County January 2002-April 2002; Chairman of the Board, President and Chief Executive Officer, Bank of Lancaster County 1994-2001; Director, Bank of Lancaster County since 1979; Director, First National Bank of North East June 1999-April 2002; and Director, Bank of Hanover and Trust Company July 2000-April 2002.

	Director	Principal Occupation for the Past Five Years and Positions Held with
Name and Age	Since	Sterling and Subsidiaries

Glenn R. Walz (58)	1988	Vice President and Treasurer, Walz, Deihm, Geisenberger, Bucklen & Tennis, P.C. (Certified Public Accountants); Director, Bank of Lancaster County since 1988; Chairman since 2004; Director, Sterling Financial Trust Company since 2002; and Chairman since 2002.
Nominee for Class of 2006 Director
Anthony D. Chivinski (51)	2005	Executive Vice President and Chief Operating Officer, Pennfield Corporation (agricultural and food industries); Senior Vice President, Consumer Foods, Pennfield Corporation 1991-2001; Director, Sterling Financial Trust Company September 2003-February 2005.
Class of 2006 — Continuing Directors
Michael A. Carenzo (64)	2003	Senior Partner, CADWA Associates (management consulting firm); Director, First National Bank of North East since 1999; Chairman July 2002-May 2004; Director, Bank of Lancaster County 1999-2003; and Director, Sterling Financial Trust Company since 2002.
J. Roger Moyer, Jr. (56)	1994	President and Chief Executive Officer, Sterling since April 2002; President, Chief Operating Officer and Assistant Secretary, Sterling January 2002-April 2002; Senior Executive Vice President, Chief Operating Officer and Assistant Secretary, Sterling, January 2000-January 2002; Senior Executive Vice President and Assistant Secretary, Sterling January 2000-January 2001; Senior Executive Vice President, Bank of Lancaster County since January 2000; Director, Bank of Lancaster County since 1994; Director, Pennbanks Insurance Company, SPC since December 1999; Director, Sterling Financial Trust Company since 2002; Director, HOVB Investment Co. since 2003; and Board of Managers, Equipment Finance, LLC since 2003; Board of Managers, Corporate Healthcare Strategies LLC since May 2004; and Director, Delaware Sterling Bank & Trust Company since January 2005.
W. Garth Sprecher (53)	1998	Senior Vice President, Corporate Secretary and Director, D & E Communications, Inc. (telecommunications); and Director, Bank of Lancaster County 1998-2003.

SHARE OWNERSHIP

Principal Holders

      The following table shows, to the best of our knowledge, those persons or entities that, on March 11, 2005, owned of record or beneficially, more than 5% of Sterling’s outstanding common stock.

      Beneficial ownership of Sterling common stock was determined by referring to Securities and Exchange Commission Rule 13d-3, which provides that a person should be credited with the ownership of any stock held, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares:

•	Voting power, which includes power to vote or to direct the voting of the stock; or

•	Investment power, which includes the power to dispose or direct the disposition of the stock; or

•	The right to acquire beneficial ownership within 60 days after March 11, 2005, for example, through the exercise of stock options.

Name and Address	Amount and Nature of	Percent of
of Beneficial Owner	Beneficial Ownership	Class

Howard E. Groff, Sr.	1,521,541 (1)	6.5%
111 E. State Street Quarryville, PA 17566

(1)	Mr. Groff holds sole voting and investment power over 1,518,415 shares.

Beneficial Ownership of Executive Officers, Directors and Nominees

      The following table shows, as of March 11, 2005, the amount and percentage of Sterling common stock beneficially owned by each director, each nominee, each named executive officer and all directors, nominees and executive officers of Sterling as a group. Beneficial ownership of shares of Sterling common stock is determined in accordance with Securities and Exchange Commission Rule 13d-3 as previously described.

      Unless otherwise indicated in a footnote appearing below the table, all shares reported in the table below are owned directly by the reporting person. The number of shares owned by the directors, nominees and executive officers is rounded to the nearest whole share. The percentage of all Sterling common stock owned by each director, nominee or executive officer is less than 1% unless otherwise indicated.

	Amount and Nature of		Percent of
Name of Individual or Identity of Group	Beneficial Ownership		Class

Directors and Nominees
Richard H. Albright, Jr.	76,695	(1)
Michael A. Carenzo	10,730	(2)
Anthony D. Chivinski	1,375	(3)
Bertram F. Elsner	20,075	(4)
Howard E. Groff, Jr.	48,206	(5)
Joan R. Henderson	7,361	(6)
Terrence L. Hormel	46,131	(7)
David E. Hosler	11,584

	Amount and Nature of		Percent of
Name of Individual or Identity of Group	Beneficial Ownership		Class

William E. Miller, Jr.	35,482	(8)
J. Roger Moyer, Jr.	168,559	(9)
W. Garth Sprecher	3,909
John E. Stefan	411,070	(10)	1.7%
Glenn R. Walz	20,427	(11)
Other Named Executives
Thomas P. Dautrich	71,734	(12)
J. Bradley Scovill	96,413	(13)
Chad M. Clabaugh	41,665	(14)
Gregory S. Lefever	38,056	(15)
All Directors, Nominees and Named Executive Officers as a Group (17 persons)	1,109,472		4.7%

(1)	Includes 4,552 shares owned jointly with spouse, 13,804 owned directly by spouse, and 25,128 shares owned by Albright Family Enterprises, L. P. of which Dr. Albright is a general partner.

(2)	Includes 6,712 shares owned directly by spouse.

(3)	Includes 1,125 shares owned jointly with spouse.

(4)	Includes 1,670 shares owned jointly with spouse.

(5)	Includes 10,618 shares owned directly by spouse and 1,758 shares owned as custodian for children.

(6)	Includes 23 shares owned jointly with spouse and 582 shares owned directly by spouse.

(7)	Includes 5,225 shares owned directly by spouse.

(8)	Includes 1,940 shares owned directly by spouse. Mr. Miller has the right to purchase an additional 5,211 shares pursuant to the exercise of stock options.

(9)	Includes 69,822 shares held by Trustee under Employee 401(k) Retirement Plan, 1,264 shares owned by child, and 5,578 shares owned directly by mother for whom Mr. Moyer holds power of attorney and with respect to which Mr. Moyer shares voting and investment power. Mr. Moyer has the right to purchase an additional 78,483 shares pursuant to the exercise of stock options.

(10)	Includes 6,745 shares owned jointly with spouse, 104,999 shares owned directly by spouse, and 26,072 shares owned directly by child. Mr. Stefan disclaims beneficial ownership of shares owned directly by spouse. Mr. Stefan has the right to acquire an additional 87,531 shares pursuant to the exercise of stock options.

(11)	Includes 12,753 shares owned directly by spouse.

(12)	Includes 6,500 shares held by Trustee under the Employee 401(k) Retirement Plan. Mr. Dautrich has the right to acquire an additional 61,721 shares pursuant to the exercise of stock options.

(13)	Includes 17,994 shares held by Trustee under the Employee 401(k) Retirement Plan. Mr. Scovill has the right to acquire an additional 39,063 shares pursuant to the exercise of stock options.

(14)	Includes 2,121 shares held by Trustee under the Employee 401(k) Retirement Plan. Mr. Clabaugh has the right to acquire an additional 39,461 shares pursuant to the exercise of stock options.

(15)	Includes 10,270 shares held by Trustee under the Employee 401(k) Retirement Plan, 1,763 shares owned jointly with spouse and 91 shares owned as custodian for children. Mr. Lefever has the right to acquire an additional 25,841 shares pursuant to the exercise of stock options.

EXECUTIVE OFFICERS

      The following information identifies, as of March 11, 2005, the Named Executive Officers, their ages and positions and offices held with Sterling and its subsidiaries during the past five years.

		Principal Occupation For the Past Five Years and Positions
Name	Age	Held with Sterling and Subsidiaries

J. Roger Moyer, Jr.	56	President and Chief Executive Officer, Sterling since April 2002; President, Chief Operating Officer and Assistant Secretary, Sterling January 2002-April 2002; Senior Executive Vice President, Chief Operating Officer and Assistant Secretary, Sterling January 2000-January 2002; Senior Executive Vice President and Assistant Secretary, Sterling January 2000-January 2001; Senior Executive Vice President, Bank of Lancaster County since January 2000; Director, Bank of Lancaster County since 1994; Director, Pennbanks Insurance Company, SPC since December 1999; Director, Sterling Financial Trust Company since 2002; Director, HOVB Investment Company since 2003; Board of Managers, Equipment Finance, LLC since 2003; Board of Managers, Corporate Healthcare Strategies LLC since May 2004; Director, Delaware Sterling Bank & Trust Company since January 2005.
Thomas P. Dautrich	56	Senior Executive Vice President and Chief Banking Officer, Sterling since January 2002; Senior Executive Vice President, Sterling January 2000-January 2002; Chief Executive Officer and Vice Chairman, Bank of Lancaster County since April 2004; President and Chief Executive Officer, Bank of Lancaster County April 2002-April 2004; President and Chief Operating Officer, Bank of Lancaster County January 2001-April 2002; Director, Bank of Lancaster County since January 2001; Senior Executive Vice President, Banking Services, Bank of Lancaster County January 2000-January 2001; Executive Vice President, Banking Services, Bank of Lancaster County 1998-2000; Director, First National Bank of North East since 2002; Director, Sterling Financial Trust Company since 2002; Board of Managers, Town & Country Leasing, LLC since 2002; Board of Managers, Equipment Finance, LLC since 2002; Board of Managers, Corporate Healthcare Strategies LLC since May 2004; Board of Managers, Sterling Community Development Corporation LLC since June 2004; and Director, Pennsylvania State Bank since December 2004.
J. Bradley Scovill	45	Senior Executive Vice President, Chief Financial Officer and Treasurer, Sterling since March 2002; Senior Executive Vice President, Sterling, July 2000-April 2003; Director and Vice Chairman, Bank of Hanover and Trust Company since 2003; Director, President and Chief Executive Officer, Bank of Hanover and Trust Company 1994-2002; Director, HOVB Investment Company since 1999; Director, Pennbanks Insurance Company, SPC since 2000; Director, Sterling Financial Trust Company since 2002; Board of Managers, Church Capital Management LLC since October 2003; Director, Bainbridge Securities Inc. since October 2003; Board of Managers, Corporate Healthcare Strategies LLC since May 2004; and Board of Managers, Lancaster Insurance Group, LLC since June 2004.

		Principal Occupation For the Past Five Years and Positions
Name	Age	Held with Sterling and Subsidiaries

Chad M. Clabaugh	43	Senior Vice President, Sterling since July 2000; President and Chief Executive Officer, Bank of Hanover and Trust Company since 2002; Director, Sterling Financial Trust Company since 2002; Executive Vice President and Chief Operating Officer, Bank of Hanover and Trust Company 2000-2002; and Executive Vice President, Bank of Hanover and Trust Company 1996-2000.
Gregory S. Lefever	45	Senior Vice President, High Net Worth Services, Sterling since April 2003; Director, President and Chief Executive Officer, Sterling Financial Trust Company since 2002; Senior Vice President, Managing Director, Trust and Investment Services, Sterling and Bank of Lancaster County 1997-2000; Board of Managers, Church Capital Management LLC since October 2003; and Director, Bainbridge Securities Inc. since October 2003.

COMPENSATION AND PLAN INFORMATION

Executive Compensation

      The following table summarizes the total compensation, for each of the last three years for J. Roger Moyer, Jr., Sterling’s Chief Executive Officer since April 2002, and the four other most highly compensated persons who were serving as executive officers at the end of 2004. These individuals are referred to as the “Named Executive Officers.”

Summary Compensation Table

						Long Term
						Compensation

						Awards	Payouts

						Securities
	Annual Compensation					Underlying
				Other Annual		Options/	LTIP	All Other
Name and Principal Position	Year	Salary	Bonus	Compensation		SARs	Payouts	Compensation

J. Roger Moyer, Jr.	2004	$358,300	$102,233	$—		25,000	None	$43,068	(1)
President and Chief Executive	2003	300,019	117,591	31,458	(3)	21,250	None	38,635	(1)
Officer	2002	266,586	97,927	—		12,813	None	29,263	(1)
Thomas P. Dautrich	2004	$283,954	$70,590	—		13,125	None	$20,517	(1)
Senior Executive Vice President	2003	260,416	89,656			13,125	None	19,521	(1)
and Chief Banking Officer	2002	233,087	73,827			12,813	None	15,609	(1)
J. Bradley Scovill	2004	$255,161	$63,432	$2,317	(3)	13,125	None	$16,471	(1)
Senior Executive Vice President,	2003	236,267	81,336	2,000	(3)	13,125	None	19,380	(1)
Chief Financial Officer and	2002	224,437	69,213	8,824	(2)	12,813	None	15,578	(1)
Treasurer
Chad M. Clabaugh	2004	$164,822	$34,363	$—		9,375	None	$12,641	(1)
Senior Vice President,	2003	139,107	37,872			9,375	None	11,328	(1)
Personal Services, Sterling; and	2002	125,475	41,943			9,375	None	9,184	(1)
President and Chief Executive
Officer, Bank of Hanover
Gregory S. Lefever	2004	$144,483	$31,956	$—		7,500	None	$11,188	(1)
Senior Vice President,	2003	129,328	36,074			6,875	None	11,630	(1)
High Net Worth Services,	2002	125,008	38,491			7,813	None	9,206	(1)
Sterling; and President and Chief
Executive Officer, Sterling
Financial Trust Company

(1)	Represents Sterling’s contributions to the executive’s retirement plans.

(2)	Represents payments made by Sterling on the employee’s behalf related to relocation.

(3)	Represents payments made by Sterling on the employee’s behalf related to Social Club Dues.

Option Grants in Last Fiscal Year

      Sterling granted stock options under its Stock Incentive Plan to its Named Executive Officers during 2004 as shown in the table below. The options were granted on February 24, 2004, and, under the terms of the Stock Incentive Plan, will be fully exercisable on February 24, 2007. The exercise price of options granted was $23.72, the market price on the grant date. The exercise price is adjustable in the event of any change in the number of issued and outstanding shares that results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of Sterling.

      The following table sets forth certain information concerning options granted during 2004 to the Named Executive Officers:

	Individual Grants				Potential Realizable
					Value at Assumed Annual
	Number of	% Of Total			Rates of Stock Price
	Securities	Options			Appreciation for
	Underlying	Granted to	Exercise or		Option Term
	Options	Employees in	Base Price
Name	Granted	Fiscal Year	($/Sh)	Expiration Date	5%	10%

J. Roger Moyer, Jr.	25,000	9.5%	$23.72	2/24/2014	$372,935	$945,089
Thomas P. Dautrich	13,125	5.0%	23.72	2/24/2014	195,791	496,172
J. Bradley Scovill	13,125	5.0%	23.72	2/24/2014	195,791	496,172
Chad M. Clabaugh	9,375	3.6%	23.72	2/24/2014	139,850	354,408
Gregory S. Lefever	7,500	2.9%	23.72	2/24/2014	111,880	283,527

      The assumed annual rates of appreciation of 5% and 10% would result in the price of Sterling’s stock increasing to $38.64 and $61.52, respectively.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

      The following table summarizes option exercises during 2004 by the Named Executive Officers and presents the value of their unexercised options at December 31, 2004:

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-The-Money
			Options at	Options at
	Shares Acquired		Fiscal Year-End(#)	Fiscal Year-End
Name	on Exercise(#)	Value Realized	Exercisable/Unexercisable	Exercisable/Unexercisable

J. Roger Moyer, Jr.	21,312	$285,894	39,036/43,447	$493,718/$354,620
Thomas P. Dautrich	—	0	35,566/26,155	502,410/ 229,797
J. Bradley Scovill	24,851	323,007	12,908/26,155	170,072/ 229,797
Chad M. Clabaugh	11,529	148,094	20,709/18,752	323,433/ 165,119
Gregory S. Lefever	15,879	158,837	11,152/14,689	93,120/ 128,769

      The column “Value Realized” shows the difference between the fair market value on the date of exercise and the exercise price of the options exercised, if any options were exercised. “In-The-Money Options” are stock options where the market price of the underlying common shares exceeded the exercise price at December 31, 2004. The value of these options is determined by subtracting the total exercise price from the total fair market value of the underlying common shares on December 31, 2004. The fair market value of underlying securities was computed by averaging the closing bid and asked quotations for five trading days immediately preceding December 31, 2004, minus the exercise price.

Securities Authorized for Issuance under Equity Compensation Plans

      The following table discloses the number of outstanding options, warrants and rights granted by Sterling to participants in equity compensation plans, as well as the number of securities remaining available for future issuance under these plans. The table provides this information separately for equity compensation plans that have and have not been approved by security holders.

			Number of Securities
			Remaining Available for
	Number of Securities		Future Issuance Under
	to be Issued	Weighted Average	Equity Compensation
	Upon Exercise of	Exercise Price of	Plans Excluding
	Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants, and Rights	Warrants, and Rights	Column (A)

Equity Compensation Plans Approved by Shareholders(1)	1,084,941	$18.14 per share	703,508
Equity Compensation Plans Not Approved by Shareholders	n/a	n/a	4,968 (2)
	148,490 (3)	$12.04 per share	0
Totals	1,233,431	$17.40	708,466

(1)	Includes shares issued pursuant to Sterling’s 1996 Stock Incentive Plan.

(2)	Includes shares issued pursuant to Sterling’s 1997 Directors Stock Compensation Plan.

(3)	Includes shares issued pursuant to Pennsylvania State Bank’s stock option plan. The Pennsylvania State Bank options were converted into Sterling options pursuant to Sterling’s acquisition of The Pennsylvania State Banking Company in December 2004.

Stock Incentive Plan

      Sterling maintains a Stock Incentive Plan that was originally approved at the 1997 Annual Meeting, which was amended and re-approved by the shareholders at the 2002 Annual Meeting. The purpose of the Stock Incentive Plan is to advance the development, growth and financial condition of Sterling and its subsidiaries by providing incentives through participation in the appreciation of capital stock of Sterling in order to secure, retain and motivate personnel responsible for the operation and management of Sterling and its subsidiaries.

      The Management Development and Compensation Committee, consisting solely of non-employee, independent directors, administers the Stock Incentive Plan. Key officers and other management employees of Sterling and its subsidiaries, as determined by the Committee, are eligible to receive awards under the Stock Incentive Plan.

      Sterling granted 262,814 options during 2004. There were 155,927 options exercised during 2004. As of December 31, 2004, there were 703,508 shares reserved for future grants under the Stock Incentive Plan.

Sterling Financial Corporation 401(k) Retirement Plan

      Sterling Financial Corporation, including its subsidiaries, sponsors a 401(k) retirement plan for its employees. Eligible employees who have attained age 18 and have completed 30 days of employment may participate in the plan through salary deferral. To be eligible for the matching contribution and the performance incentive feature, the employee must be age 18 and have completed one year of service with 1,000 hours.

      Under the salary deferral feature of the plan, a participant may contribute from 1% to 20% of their compensation. Sterling makes matching contributions equal to 100% of the first 2% of the employee’s contributions, 50% on the next 2% and 25% on the next 4% of the employee’s contributions. Voluntary contributions to the plan are fully vested at all times and employees may direct the investment of those contributions to one or all of the sixteen funds available. Matching contributions, as of July 1, 2001 and forward, are also fully vested and are invested based on the employee’s direction.

      Effective October 1, 2002, plan participants were allowed to diversify their Sterling company stock held in all accounts with the exception of the Profit Sharing Account. Prior to that time, participants were restricted to Company stock for company matching contributions and other types of accounts.

      Under the performance incentive feature of the plan, additional contributions may be made to participant accounts each plan year for an amount determined by Sterling based on achieving certain performance objectives. The performance incentive feature is paid entirely in Sterling common stock. Total expense for the performance incentive feature and employer matching contribution was $1,920,000 for the year ended December 31, 2004.

      The number of shares owned as of December 31, 2004 in the Sterling 401(k) Retirement Plan totalled 1,101,653 shares, with an approximate market value of $31,584,000. Dividends totaling $677,000 were reinvested in additional shares of Sterling common stock.

Deferred Compensation Plan

      Sterling sponsors a Deferred Compensation Plan for certain executives within the organization. This non-qualified plan includes a component of company contributions designed to “restore” the level of benefits lost to certain employees under the organization’s qualified contributory retirement plan because of Internal Revenue Code restrictions.

      This restoration component is designed to mirror the provisions of the qualified retirement plan available to all eligible Sterling employees. This plan component allows for the calculation of benefits on the portion of a participant’s salary that would not have been eligible under the 401(k) plan due to Internal Revenue Code limits.

Employment Agreements

      In December 2001, Sterling and Bank of Lancaster County entered into a three year employment agreement and change of control agreement with J. Roger Moyer, Jr. engaging Mr. Moyer as President and Chief Executive Officer of Sterling, effective May 1, 2002.

      In February 2002, Sterling and Bank of Lancaster County entered into a three year employment agreement and change of control agreement with J. Bradley Scovill engaging Mr. Scovill as a Senior Executive Vice President and Chief Financial Officer of Sterling and Bank of Lancaster County.

      In July 2002, Sterling and Bank of Lancaster County entered into a three year employment agreement and change of control agreement with Thomas P. Dautrich engaging Mr. Dautrich as President and Chief Executive Officer of Bank of Lancaster County and Chief Banking Officer of Sterling, effective May 1, 2002.

      Each of these agreements contain an evergreen provision; unless previously terminated, or unless notice of intention not to renew is given by either party, the employment agreement renews for an additional year at the end of every contract year maintaining a three-year employment period. The agreements provide for termination with or without cause. If the agreement terminates for cause, the executives’ rights under the agreement cease on the effective date of the termination. If terminated without cause, the agreement provides for the following:

•	A severance payment equal to two times agreed compensation or the agreed compensation otherwise due the executive for the remainder of the then existing employment period, whichever is greater;

•	Continuation of health and welfare benefits for the remainder of the then existing employment period or until the executive secures substantially similar benefits through other employment, whichever occurs first, or if health and welfare benefits cannot be continued because the executive is no longer an employee, payment of an amount equal to the cost of the executive obtaining similar benefits; and

•	Continued participation in all retirement plans through the remaining term of the then existing agreement, or if the executive cannot continue to participate because he is no longer an employee, a lump sum cash payment equal to 25% (29% for Mr. Moyer) of the payments to be received when the agreement is terminated without cause.

      Under the agreement, the executive may resign for good reason. If he resigns for good reason, the agreement provides for:

•	Severance payment equal to the remaining balance of agreed compensation otherwise due to the executive for the remainder of the then existing employment period;

•	Continuation of health and welfare benefits for the remainder of the then existing employment period or until the executive secures substantially similar benefits through other employment, whichever occurs first, or if benefits cannot be continued because the executive is no longer an employee, payment of an amount equal to the cost of the executive obtaining similar benefits; and

•	Continued participation in all retirement plans through the remaining term of the then existing agreement, or if the executive cannot continue to participate because he is no longer an employee, a lump sum cash payment equal to 25% (29% for Mr. Moyer) of the payments to be received when the executive resigns for good reason.

      If the executive resigns his employment within 365 days (or is involuntarily terminated), and in the event of any change in control of Sterling or Bank of Lancaster County, the agreement provides for:

•	A severance payment in the amount of 2.99 times agreed compensation;

•	Continuation of health and welfare benefits for three years, or if benefits cannot be continued because the executive is no longer an employee, payment of an amount equal to the cost of the executive obtaining similar benefits; and

•	Continued participation in all retirement plans through the then remaining term of the agreement, or if the executive cannot continue to participate because he is no longer an employee, a lump sum cash payment equal to 25% (29% for Mr. Moyer) of the payments to be received when the agreement is terminated following a change of control.

      In December 2000, Sterling and Bank of Lancaster County entered into a three year employment agreement and change of control agreement with Gregory S. Lefever, engaging Mr. Lefever as Executive Vice President, and Managing Director of Trust and Investment for Sterling and Bank of Lancaster County, and President and Chief Executive Officer of Sterling Financial Trust Company.

      The agreement contains an evergreen provision; unless previously terminated, or unless notice of intention not to renew is given by either party, the employment agreement renews for an additional year at the end of every contract year maintaining a one-year employment period. The agreement provides for termination with or without cause. If the agreement terminates for cause, all of Mr. Lefever’s rights under the agreement cease on the effective date of the termination. If terminated without cause, the agreement provides for the following:

•	A severance payment equal to two times agreed compensation; and

•	Continuation of health and welfare benefits for the remainder of the then existing employment period or until Mr. Lefever secures substantially similar benefits through other employment, whichever occurs first, or if health and welfare benefits cannot be continued because Mr. Lefever is no longer an employee, payment of an amount equal to the cost of Mr. Lefever obtaining similar benefits, or in lieu of continued health and welfare benefits and at the election of Mr. Lefever, a one-time lump sum cash payment equal to 25% of the payments to be received when the agreement is terminated without cause.

      Under the agreement, Mr. Lefever may resign for good reason. If he resigns for good reason, the agreement provides for:

•	A severance payment equal to two times agreed compensation; and

•	Continuation of health and welfare benefits for the remainder of the then existing employment period or until Mr. Lefever secures substantially similar benefits through other employment, whichever occurs first, or if health and welfare benefits cannot be continued because Mr. Lefever is no longer an employee, payment of an amount equal to the cost of Mr. Lefever obtaining similar benefits, or in lieu of continued health and welfare benefits and at the election of Mr. Lefever, a one-time lump sum cash payment equal to 25% of the payments to be received when the agreement is terminated without cause.

      In the event of termination of employment as a result of any change in control of Sterling or Bank of Lancaster County, the agreement provides for:

•	A severance payment in the amount of 2.5 times agreed compensation; and

•	In lieu of continued pension, welfare and other benefits, a one-time lump sum cash payment equal to 25% of the payments to be received by Mr. Lefever when the agreement is terminated following a change of control.

Change of Control Agreement

      In July 2000, Sterling and Bank of Hanover entered into a change of control agreement with Chad M. Clabaugh, engaging Mr. Clabaugh as an Executive Officer. On each December 31st, the term is automatically extended for an additional calendar year unless either party gives written notice of termination to the other. Change of control agreements are for the purpose of focusing our executives on the interests of the shareholders should a change in control of Sterling occur. A “change of control” is defined as:

•	An acquisition of 20% or more of Sterling’s outstanding voting securities;

•	Execution of an agreement providing for a sale of substantially all assets to an entity that is not a direct or indirect subsidiary of Sterling; or

•	Execution on an agreement providing for a reorganization, merger, consolidation or similar transaction unless the Sterling shareholders will initially own securities representing a majority of the voting power of the resulting corporation and Sterling directors will represent a majority of the directors of the surviving corporation.

      The agreement with Mr. Clabaugh provides for:

•	A severance payment in the amount of 2.5 times the base amount. The base amount is equal to Mr. Clabaugh’s average annual compensation in gross income, for the most recent five taxable years paid either in 30 equal monthly installments or in a lump sum;

•	A supplement payment in lieu of benefits equal to 25% of the payments calculated for compensation or benefits throughout the severance period; and

•	All granted stock options are immediately 100% vested.

Sterling Financial Corporation Directors’ Compensation

      Sterling’s directors receive a set number of shares of Sterling common stock as Board fees, as recommended annually by the Corporate Governance & Nominating Committee, and approved by the Board of Directors, plus an amount of cash equal to the value of the stock received. Sterling issues the common stock to directors on July 15th of each year in the form of restricted shares, and the value is determined based upon the closing price of Sterling’s stock on July 1st. The director’s cash compensation is reduced by one-twelfth for each meeting missed in excess of three, if a director attends fewer than 75% of scheduled Board meetings. Directors are entitled to defer all or a portion of their cash compensation pursuant to Sterling’s Deferred Compensation Plan. During 2004, three directors participated in this voluntary cash deferral plan.

      In 2004, Sterling issued 550 shares to each non-employee director as Board fees; the shares were valued at $24.80 per share and the aggregate value of the shares to the ten non-employee directors was $136,400. The corresponding cash portion of the Board fees ($136,400) was paid quarterly to the ten non-employee directors. In addition, each non-employee director is compensated for his or her service on Sterling Board committees. Audit Committee members received an attendance fee of $750 per meeting, while all other Committee members received an attendance fee of $500 per meeting.

      The Chairman of the Board, as well as the Chairman of each Committee received additional compensation for their increased responsibilities and duties. In 2004, the Chairman of the Board received an annual retainer of $18,000, the Audit Committee Chairman received an annual retainer of $4,000, and all other Committee Chairmen received an annual retainer of $2,000. Each Audit Committee Financial Expert also received an additional fee of $1,500. In the aggregate, Sterling paid $228,625 to non-employee directors in cash for Board and Committee attendance in 2004.

      Directors who are also salaried officers of Sterling or Sterling subsidiaries do not receive any fees for board or committee meetings.

      In conjunction with Mr. Stefan’s retirement on April 30, 2002 as Chief Executive Officer of Sterling and Bank of Lancaster County, Sterling and Mr. Stefan executed a one year Consulting Agreement whereby Mr. Stefan would continue to serve as Chairman of the Board of Directors of Sterling through April 30, 2003 and thereafter, as determined by Sterling’s Board of Directors. For the period May 1, 2002 through April 30, 2003, Mr. Stefan provided consulting services to the President and Chief Executive Officer and Sterling’s senior management team to assist them in their transition to their new management roles. These services included business development, board development and education, assistance in strategic planning and clarification of company vision.

      Mr. Stefan received an annual fee of $145,833.33 for services performed under the Consulting Agreement, payable in four equal monthly installments, beginning in January 2003. Mr. Stefan was not entitled to receive directors’ fees from Sterling during this consulting period. Upon fulfilling the requirements of the consulting agreement, in May 2003, Mr. Stefan began receiving Board and director fees consistent with the other non-employee Board members. In addition, pursuant to the terms of a Supplemental Executive Retirement Agreement entered into between Sterling and Mr. Stefan in April 2002, Sterling paid Mr. Stefan $161,923.60 during the year ended December 31, 2004.

Certain Relationships and Related Transactions

      Some of the directors and executive officers of Sterling and the companies with which they are associated, were customers of and had banking transactions in the ordinary course of business with Sterling’s subsidiary banks during 2004. All loans and loan commitments made to them and to their companies were made in the ordinary course of business, on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other customers of the banks, and did not involve more than a normal risk of collectibility or present other unfavorable features. Total loans to these persons as of December 31, 2004, amounted to $11,176,000. Sterling’s subsidiary banks anticipate that they will enter into similar transactions in the future.

      During 2004, Sterling and its subsidiaries paid approximately $635,000 to D&E Communications, Inc. for telecommunication services, local area and wide area network integration services, personal computer hardware and software and data communications equipment. W. Garth Sprecher, a Director of Sterling, is Senior Vice President, Corporate Secretary and a Director of D&E Communications, Inc. Also during 2004, Sterling and its subsidiaries paid approximately $963,000 to Murray Insurance Associates, Inc. (“Murray”) in insurance premiums for various insurance policies. Further, in June 2004, Sterling paid $225,000 to acquire Murray’s membership interest in Lancaster Insurance Group, LLC (“LIG”), a joint venture between Bank of Lancaster County, N.A. and Murray. Pursuant to the purchase agreement, Murray and LIG agreed to split certain commissions until June 30, 2005 and that Murray would provide certain administrative and record keeping services for LIG. David E. Hosler, a Director of Sterling, is Chief Operating Officer of Murray Insurance Associates, Inc.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

      Our report covers the following topics:

•	Role of the Management Development and Compensation Committee

•	Executive Compensation Guiding Principles

•	Components of Our Compensation Program

•	Compensation of the Chief Executive Officer

Role of the Management Development and Compensation Committee

      During 2004, the Management Development and Compensation Committee had two primary responsibilities. First, we established Sterling’s compensation principles that served to guide the design of compensation plans and programs applicable to employees at all levels of the organization. Second, we monitored compensation plans and related practices for conformity with our compensa-

tion principles. The Committee is comprised entirely of non-employee members of the Board who meet the Nasdaq standard for independence.

Executive Compensation Guiding Principles

      The goal of our compensation program is to attract, motivate and retain the highly talented individuals Sterling needs to design and deliver innovative products, services and solutions to our customers. The following principles influence the design and administration of our compensation program:

•	Compensation should be related to performance

We believe that an employee’s compensation should be tied not just to how the individual employee performs, but also to how well both the employee’s team and Sterling perform against financial and non-financial goals and objectives. When Sterling’s performance is better than the objectives set for the performance period, employees should be paid more and when Sterling’s performance does not meet one or more of the key objectives, any incentive award payment should be less.

•	Incentive compensation should be a greater part of total compensation for more senior positions

The proportion of an employee’s total compensation that varies with individual, team and Sterling’s performance objectives should increase as the scope and level of the individual’s business responsibilities increase.

•	Incentive compensation should balance short- and long-term performance

Through the design of our compensation program, we look to balance the focus of all employees on achieving strong short-term or annual results in a manner that will ensure Sterling’s long-term viability and success. Therefore, to reinforce the importance of balancing these perspectives, our executives are regularly provided with both annual and long-term incentives. Participation in the long-term incentive programs increases at higher levels of responsibility as employees in these leadership roles have the greatest influence on Sterling’s strategic direction and results over time.

•	Our employees should be provided with opportunities to own Sterling stock

We provide our employees at all levels with various ways to become shareholders. We have made stock option grants to a certain segment of our employee base. In addition, we offer other programs that are intended to increase stock ownership among employees. These programs include a 401(k) retirement plan that allows employees to invest, on a voluntary basis, in Sterling stock, and which also contributes Sterling stock under a performance incentive feature of the plan, provided Sterling meets certain performance objectives. Our goal in providing these opportunities is to align the interests of each employee with the interests of our shareholders.

•	Compensation levels should be competitive

To establish the above goals, we review compensation survey data from several independent sources to ensure that our total compensation program is competitive. As a guideline for determining competitive base salaries, the Committee uses information from salary surveys, primarily with financial institutions with assets from $1 billion to $5 billion, as well as peer institutions located in the surrounding geographic region. Many local competitors, who are represented in these peer groups, share similar performance results to Sterling and its subsidiaries. The Committee uses these peer groups due to common industry issues and competition for the same executive talent. In addition, the Committee reviews annual base salary increases based on subjective analysis of the individual’s contribution to Sterling’s strategic goals and objectives, and by taking into account any additional or new responsibilities assumed by the individual in connection with promotions or organizational change.

Components of Our Executive Compensation Program

      The three primary and on-going components of our executive compensation program are: Base Salary, Annual Incentives and Long-Term Incentives.

•	Base Salary

We set base salaries for all executives at levels that are competitive with similar positions at other comparable companies, based on surveys conducted annually. Adjustments are made to recognize outstanding individual performance or if our surveys show a significant deviation versus market. This is in line with our philosophy that compensation above competitive levels should come primarily from the variable portion of the compensation package, especially for our senior leaders.

•	Annual Incentives

We designed the annual component of incentive compensation to align officer pay with Sterling’s annual performance. At the beginning of each fiscal year, we establish the key performance measures that we believe require the focus of our leadership team and our employees in order to move the business forward and create value for our shareholders. We then define a funding range set around these key measures that will determine, as we assess management performance at the close of the year, whether and at what level annual incentive funding will be available.

When funding is available, the payment of awards to each employee covered under the plan is tied to their individual performance, as well as that of Sterling’s. The Committee assesses Sterling’s performance at the end of the year. Management also evaluates individual performance, considering each leader’s results against his or her objectives. These objectives include not only financial targets, but also other important goals such as customer satisfaction, employee engagement, and operational performance. In addition, management assesses each leader in terms of leadership and managerial ability, business knowledge, execution of Sterling’s business plan and overall business strategy, and adherence to our values.

In 2004, funding for annual incentives was based on increases in earnings and earnings per share, return on average realized equity and our efficiency ratio. Our 2004 results fell within the operating income performance range established at the beginning of the year for increases in earnings per share and return on average realized equity, therefore, annual incentive funding was made available for performance based awards to senior leaders and eligible employees at all levels.

•	Long-Term Incentives

The long-term incentive component of our executive total compensation program is provided in the form of stock option grants. The option grants vest over a three year period and expire ten years from the date of the grant. Target grant guidelines are developed based on our market compensation surveys. Actual grants awarded to individuals are adjusted based on each officer’s individual performance, retention considerations and other special circumstances.

Compensation of the Chief Executive Officer

      J. Roger Moyer, Jr. was appointed President and Chief Executive Officer of Sterling in April 2002. The Committee determined that Mr. Moyer’s 2004 cash compensation of $460,533, consisting of $358,300 in base annual salary and $102,233 in bonus, was appropriate in light of the following 2004 corporate performance accomplishments:

•	A 14.7% increase in net income;

•	A 15.0% return on average realized equity;

•	A 16.9% increase in assets;

•	A 16.3% increase in non-interest income, a reflection of the continuing successes in diversification of revenue from fee-based products and services; and

•	Continued expansion in existing markets, as well as the entrance into new markets.

      While there was no direct correlation between the 19% increase in Mr. Moyer’s base salary from 2003 to 2004 and the 2004 accomplishments, the Management Development and Compensation Committee considered 2003 corporate performance, the peer group comparisons mentioned previously, and Mr. Moyer’s strong leadership in promoting the long-term strategic growth of Sterling, in order to recommend an appropriate base salary for 2004. Mr. Moyer’s annual performance incentive (bonus) is directly correlated to Sterling’s performance results, specifically, growth in Sterling’s earnings per share, return on average realized equity, and efficiency ratio goals. Mr. Moyer’s 2004 bonus of $102,233 represents a 13% decrease from the bonus paid in 2003 reflecting the fact that Sterling did not meet its 2004 efficiency ratio goal.

      In addition, Mr. Moyer is eligible for awards under Sterling’s long-term incentive programs at the Committee’s discretion. For fiscal 2004, Mr. Moyer was awarded an option to purchase 25,000 shares of Sterling’s common stock at $23.72 per share, the market price on February 24, 2004, the date of the grant. Like the option grants provided to all other employees, his options will vest over three years and have a ten year term.

Management Development and Compensation Committee

W. Garth Sprecher, Chairman

Howard E. Groff, Jr.
Joan R. Henderson
Terrence L. Hormel
Glenn R. Walz

REPORT OF THE AUDIT COMMITTEE

      The Audit Committee of the Board of Directors is comprised of directors who meet the Nasdaq standards for independence. The Audit Committee operates under a written charter adopted by the Board of Directors, which was reviewed and revised in March 2004 and which is available on Sterling’s website at www.sterlingfi.com.

      The Audit Committee met with management periodically during the year to consider the adequacy of Sterling’s internal controls and the objectivity of its financial reporting. The Audit Committee discussed these matters with Sterling’s independent auditors and with appropriate Sterling financial personnel and internal auditors. The Audit Committee also discussed with Sterling’s senior management and independent auditors the process used for certifications by Sterling’s Chief Executive Officer and Chief Financial Officer, which are required for Sterling’s filings with the Securities and Exchange Commission.

      The Audit Committee met privately with both the independent auditors and the internal auditors, as well as with the Chief Financial Officer and other Sterling finance personnel on a number of occasions. All of these individuals have unrestricted access to the Audit Committee.

      The Audit Committee recommended Ernst & Young LLP as the independent auditors for Sterling after reviewing the firm’s performance and independence from management.

      Management has primary responsibility for Sterling’s financial statements and the overall reporting process, including Sterling’s system of internal controls.

      The independent auditors audited the annual financial statements prepared by management, expressed an opinion as to whether those financial statements fairly present the financial position, results of operations and cash flows of Sterling in conformity with accounting principles generally accepted in the United States and discussed with the Audit Committee any issues they believe should be raised with the Audit Committee.

      The Audit Committee reviewed with management and Ernst & Young LLP Sterling’s audited financial statements and met separately with both management and Ernst & Young LLP to discuss and review those financial statements and reports prior to issuance. Management has represented, and Ernst & Young LLP has confirmed, to the Audit Committee, that the financial statements were prepared in accordance accounting principles generally accepted in the United States.

      The Audit Committee received from and discussed with Ernst & Young LLP the written disclosure and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm’s independence from Sterling. The Audit Committee also discussed with Ernst & Young LLP matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committees) of the Auditing Standards Board of the American Institute of Certified Public Accountants to the extent applicable. The Audit Committee monitors auditor independence, reviewed audit and non-audit services performed by Ernst & Young LLP and discussed with the auditors their independence.

      In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors and the Board approved that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to shareholder ratification, the selection of Ernst & Young LLP as Sterling’s independent auditors for 2005.

      Aggregate fees billed to Sterling by Ernst & Young LLP for services rendered are presented below:

	Year Ended December 31,

	2004	2003

Audit fees	$616,300	$455,500
Audit related fees	3,000	21,000
Tax fees	89,500	225,370
All other fees	2,850	—

      Audit fees include services for the audit of the consolidated financial statements and procedures related to the audit of internal control as required by the Sarbanes-Oxley Act of 2002 and the Federal Deposit Improvement Act of 1991, and the acquisitions of Corporate Healthcare Strategies, Inc. and Pennsylvania State Bank in 2004, and Church Capital Management LLC and Bainbridge Securities Inc. in 2003. Audit related fees include fees for on-line accounting research tools, fees in connection with the registration statement for an employee benefit plan, and subsidiary compliance reports. The tax fees include tax planning, compliance, and in 2003, assistance in the conversion of a subsidiary to a limited liability company.

      The Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit related services, tax services, and other services. The Audit Committee has adopted a policy for the pre-approval of services provided by the independent auditors. Under the policy, pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is subject to a specific budget. In addition, the Audit Committee may also pre-approve particular services on a case-by-case basis. For each proposed service, the independent auditor is required to provide sufficient documentation at the time of approval.

      The Audit Committee considered whether, and determined that, the provision of the non-audit services is compatible with maintaining Ernst & Young LLP’s independence.

Audit Committee

Richard H. Albright, Jr., Chairman

Michael A. Carenzo, Audit Committee Financial Expert
Bertram F. Elsner
Howard E. Groff, Jr.
William E. Miller, Jr.
Anthony D. Chivinski

PROPOSAL 2: ADOPTION OF THE 2005 DIRECTORS STOCK COMPENSATION PLAN

BACKGROUND

      Sterling Financial Corporation desires to promote in its directors, and the directors of each of its subsidiaries, the strongest interest in the successful operation of Sterling’s business and the fulfillment of their fiduciary duties. Sterling desires to provide a vehicle to adequately compensate directors and to enhance accomplishment of Sterling’s objectives. The Board of Directors believes that a director compensation plan and policy that includes elements of equity based and cash based compensation is in the best interests of Sterling and its respective constituencies. The Board of Directors believes that Sterling’s stock compensation plans constitute an important part of Sterling’s compensation programs and, accordingly, the Board of Directors has approved and adopted the components of this 2005 Director Stock Compensation Plan and Policy (the “Plan”) at a duly called and convened meeting held on February 22, 2005, subject to shareholder approval.

      The Plan is designed to improve the performance of Sterling and its subsidiaries and, by doing so, to serve the interests of the shareholders. The adoption of this Plan, which in essence is the same plan currently in effect for directors of Sterling and its subsidiaries, encourages ownership of Sterling stock by those who play significant roles in Sterling’s success. The Plan will also continue to align the interests of Sterling’s directors with those of its shareholders by relating capital accumulation to increases in shareholder value. Moreover, having an equity and cash component of director compensation should have a positive effect on Sterling’s ability to attract, motivate and retain directors of outstanding leadership ability.

      The principal features of the Plan are described below and the full text of the Plan is attached to this proxy statement as Appendix 1.

GENERAL INFORMATION

      Sterling’s Board of Directors originally adopted the components of this Plan on April 29, 1997 and reserved an aggregate of 24,000 (49,219 as adjusted for stock splits, dividends and other adjustments) shares of Sterling’s common stock for issuance. The Plan was not required to be, and it was not, approved by the shareholders. The Plan authorizes Sterling to award shares of Sterling common stock annually to each director who participates in the Plan. The stock is issued in the form of restricted shares.

      The Plan is designed to further the success of Sterling by making shares of the common stock available to eligible directors of Sterling and its subsidiaries, thereby providing an additional incentive to these persons to continue their relationship with Sterling, or it subsidiaries, and to give these persons a greater interest in Sterling’s success. As of December 31, 2004, 4,968 shares remained available for issuance under the Plan.

ADMINISTRATION OF PLAN

      On July 1 each year, each director who participates in the Plan is entitled to receive a fixed number of shares of Sterling common stock and an amount in cash equal to the value of the stock received. The stock is issued on July 15th of each year and the value of the stock is determined based upon the closing price of Sterling’s stock on July 1. The number of shares to be awarded may be amended annually by resolution of the Board of Directors. The Board reviews and sets the share awards for the ensuing year at each annual reorganization meeting, which typically is held immediately following the annual meeting of shareholders. For 2004, the number of shares awarded to Sterling directors was 550 shares and the value of the stock received was $24.80. The cash portion paid to the directors is paid in quarterly installments subject to the director’s continuing service on the Board. For directors appointed to the Board between annual meetings, those directors only receive the cash portion of the fees for the period of time that the director served.

      The source of the shares issued pursuant to the Plan may be authorized but unissued shares of Sterling’s common stock, authorized shares of common stock that previously were issued by Sterling and have subsequently been reacquired by Sterling as treasury stock, or shares of Sterling stock purchased in the open market.

ELIGIBILITY

      All directors of Sterling, and each of its subsidiaries, who are not employees of Sterling or a subsidiary of Sterling, are eligible to participate in the Plan. Currently, all directors of Sterling, except J. Roger Moyer, Jr., are eligible to participate, and do participate, in the Plan.

RESTRICTED STOCK

      The grant of the restricted stock is evidenced by a restrictive legend placed on each director’s share certificate that restricts the stock from being sold for a period of one year from the date of issuance.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

      The following is a brief summary of the principal United States Federal income tax consequences of transactions under the Plan, based on current law. This summary is not intended to be exhaustive with respect to all potential Federal income tax consequences that may affect a particular person, including one who is subject to the restrictions of Section 16(b) of the 1934 Act and one who may be permitted to elect the deferred delivery of shares of common stock. In addition, this summary does not constitute tax advice, and, among other things, does not discuss state, local or foreign income tax consequences, nor does it address estate or gift tax consequences, relating to the Plan’s operation. Participants are urged to consult with their tax advisors with regard to their participation in the Plan.

      Restricted Stock. A participant, upon the grant of a restricted stock award, realizes no taxable income. Upon vesting of an award, the participant will recognize ordinary compensation income equal to the then fair market value of the released shares. A participant may, within 30 days after receiving a grant of restricted stock, make a Code Section 83(b) election to recognize income as of the grant date, rather than the later date that the restricted stock may be released to him or her. The factors relevant to making such an election are complex and any participant contemplating such an election should first consult with a tax advisor. In particular, a participant should be aware that such an election to recognize income will apply even if the right to the restricted stock is later forfeited or otherwise not earned. Income recognized with respect to the vesting in or other receipt of restricted stock is subject to income and payroll tax withholding.

AMENDMENT, SUSPENSION, OR TERMINATION OF THE PLAN

      The Board may terminate or amend the Plan, at any time, by a majority vote of all of the members of the Board of Directors at a regular or special meeting of the directors. Further, if at any time the award of stock under the Plan may create liability for Sterling or the recipient under the Securities Exchange Act of 1934, as amended, or the Internal Revenue Code of 1986, as amended, then the award of such shares of stock may be suspended by Sterling until such time as liability for the award thereof lapses or expires.

ADJUSTMENTS

      In the event of any change in the number of issued and outstanding shares of Sterling common stock by reason of any stock dividend, stock split, reverse stock split, recapitalization, combination or exchange of shares, merger, consolidation or similar action, the maximum number of shares of Sterling common stock issuable under the Plan (100,000) shall be proportionately adjusted.

NEW PLAN BENEFITS

2005 Directors Stock Compensation Plan

			Number of
Name and Position	Dollar Value($)		Units

CEO and Executive Group(1)	0		0
Current Sterling Non-Employee Directors	13,640	(2)	550	(2)
Current Sterling Subsidiary Non-Employee Directors	3,100	(3)	125	(3)

(1)	No executive officers are eligible to participate in this plan.

(2)	Dollar valued based upon the 2004 award to each non-employee Sterling director of 550 shares valued at $24.80 per share. In 2004, there were 10 eligible participants.

(3)	Dollar valued based upon the 2004 award to each non-employee Sterling subsidiary director of 125 shares valued at $24.80 per share. In 2004, there were 29 eligible participants.

     If the shareholders approve the Plan, Sterling intends to register the 100,000 shares authorized in the Plan with the Securities and Exchange Commission and with any applicable state securities commission where registration is required. Sterling will pay the cost of the registration

      As described above, only non-employee directors of Sterling and its subsidiaries are eligible to receive awards under the Plan based upon the annual recommendation of the Corporate Governance & Nominating Committee and the approval of Sterling’s Board of Directors.

RECOMMENDATION

      THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR PROPOSAL 2 — ADOPTION OF THE 2005 DIRECTORS STOCK COMPENSATION PLAN AND POLICY.

      The affirmative vote of a majority of outstanding shares is required to adopt the Plan. Abstentions and broker non-votes will not constitute or be counted as votes cast for purposes of the meeting. All proxies will be voted FOR adoption of the Plan unless a shareholder specifies to the contrary on such shareholder’s proxy card.

PROPOSAL 3: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

      The Board of Directors has selected Ernst & Young LLP as independent auditors for the examination of its financial statements for the fiscal year ending December 31, 2005. Ernst & Young LLP served as Sterling’s certified public auditors for the year ended December 31, 2004.

      Ernst & Young LLP has advised us that neither the firm nor any of its associates has any relationship with Sterling or its subsidiaries other than the usual relationship that exists between independent certified public auditors and clients.

      We expect a representative of Ernst & Young LLP to be present at the annual meeting to respond to appropriate questions and to make a statement if the representative desires to do so.

RECOMMENDATION

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR PROPOSAL 3 — RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT CERTIFIED PUBLIC AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2005.

SHAREHOLDER RETURN PERFORMANCE GRAPH

      The following graph compares the yearly dollar change in the cumulative total shareholder return on Sterling’s common stock against the cumulative total return of the S&P 500 Stock Index and the Nasdaq Bank Index for the period of five fiscal years commencing January 1, 2000, and ending December 31, 2004. The graph shows the cumulative investment return to shareholders based on the assumption that a $100 investment was made on December 31, 1999, in each of Sterling’s common stock, the S&P 500 Stock Index and the Nasdaq Bank Index. We computed returns assuming the reinvestment of all dividends. The shareholder return shown on the following graph is not indicative of future performance.

Comparison of Five-Year Cumulative Total Return

Sterling Common Stock, S&P 500 & Nasdaq Bank Indices

	Period Ending

Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Sterling Financial Corporation	100.00	50.64	85.34	106.62	128.57	170.15
S&P 500*	100.00	91.20	80.42	62.64	80.62	89.47
NASDAQ Bank Index*	100.00	114.23	123.68	126.65	162.92	186.45

*	Source: CRSP, Center for Research in Security Prices, Graduate School of Business, The University of Chicago 2005. Used with permission. All rights reserved. crsp.com.

Source: SNL Financial LC, Charlottesville, VA	© 2004	(434) 977-1600

SECTION 16(a) BENEFICIAL

OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Sterling’s directors, executive officers and shareholders, who beneficially own more than 10% of Sterling’s outstanding equity stock, to file initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Sterling with the Securities and Exchange Commission. Based on a review of copies of the reports we received, and on the statements of the reporting persons, we noted the following individuals who were inadvertently late in reporting one Section 16(a) transaction: Thomas P. Dautrich, Donald L. Neff and David E. Hosler.

ADDITIONAL INFORMATION

      Any shareholder may obtain a copy of Sterling’s Annual Report on Form 10-K for the year ended December 31, 2004, including the financial statements and related schedules and exhibits, required to be filed with the Securities and Exchange Commission, without charge, by submitting a written request to Ms. Jean Good, Shareholder Relations, Sterling Financial Corporation, 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601, or calling (717) 735-5602. You may also view these documents on Sterling’s website at www.sterlingfi.com, select Investor Information, and then click on “Documents.”

      Pursuant to Securities and Exchange Commission rules, Sterling intends to send a single proxy statement and annual report to multiple shareholders who share the same address and who have the same last name, unless we receive instructions to the contrary from one or more of the shareholders. This method of delivery is known as “householding.” Upon written or oral request, a separate copy of the annual report and/or proxy statement, as applicable, will be delivered promptly to a security holder at a shared address to which a single copy of the documents was delivered or, if you wish to receive a separate proxy statement or annual report in the future, please call Shareholder Relations at (717) 735-5602 or send a written request to Shareholder Relations, Sterling Financial Corporation, 101 North Pointe Boulevard, Lancaster, Pennsylvania 17601. If you are receiving multiple copies of the proxy statement and annual report and want to request that you receive only one copy in the future, please notify Shareholder Relations.

OTHER MATTERS

      The Board of Directors knows of no matters other than those discussed in this proxy statement that will be presented at the annual meeting. However, if any other matters are properly brought before the meeting, any proxy given pursuant to this solicitation will be voted in accordance with the recommendations of the Board of Directors.

BY ORDER OF THE BOARD OF DIRECTORS

JOHN E. STEFAN
Chairman of the Board

Lancaster, Pennsylvania

April 1, 2005

APPENDIX 1

STERLING FINANCIAL CORPORATION

2005 DIRECTORS STOCK COMPENSATION PLAN AND POLICY

      WHEREAS, Sterling Financial Corporation (the “Company”) desires to promote in its Directors, and the Directors of each of its subsidiaries, the strongest interest in the successful operation of the Company’s business and the fulfillment of their fiduciary duties;

      WHEREAS, the Company desires to provide a vehicle to adequately compensate Directors and to enhance a accomplishment of the Company’s objectives;

      WHEREAS, the Board of Directors believes that a Director Compensation Plan and Policy that includes elements of equity based and cash based compensation is in the best interests of the company and its respective constituencies;

      WHEREAS, the components of this 2005 Director Stock Compensation Plan and Policy (the “Plan”) were approved and adopted by the Board of Directors of the Company at a duly called and convened meeting held on February 22, 2005;

      NOW, THEREFORE, in consideration for the premises and of the covenants herein contained, it is hereby agreed by the Company as follows:

1.	Term. The Plan shall be deemed effective as of May 3, 2005, or upon shareholder approval and adoption, and shall continue in effect until all shares of common stock issuable under the Plan have been issued or the Board of Directors, in its sole discretion, has amended or terminated the Plan, subject to shareholder approval, if necessary.

2.	Stock. The shares of common stock that may be issued under the Plan shall not exceed, in the aggregate, One Hundred Thousand (100,000) shares of the Company’s common stock, par value $5.00 per share (“Stock”). In addition, the aggregate amount of Stock issuable under the Plan shall be adjusted pursuant to paragraph 4, hereof. Such shares of Stock may be authorized and unissued shares of Stock, authorized shares of Stock issued by the Company and subsequently reacquired by it as treasury stock, or shares of Stock purchased in the open market. Under no circumstances shall any fractional shares of Stock be issued under the Plan.

3.	Eligibility and Participation. All Directors of the Company, and each subsidiary thereof, who are not employees of the Company, or of a subsidiary of the Company, shall participate in the Plan.

4.	Adjustments. In the event of any change in the number of issued and outstanding shares of Stock that results from a stock split, reverse stock split, payment of a stock dividend or any other change in the capital structure of the Company, the maximum number of shares of Stock issuable under the Plan shall be proportionately adjusted.

5.	Awards. On July 1 of each year, each Director who participates in the Plan, shall be entitled to receive a specified number of shares of the Company’s Stock, which award may be amended by resolution of the Board of Directors on an annual basis.

6.	Value of Shares Granted. The shares of Stock granted under this Plan shall be valued at the fair market value of the Company’s common stock, as of the date of the award.

7.	Shares. All shares of Stock received under this Plan shall be “Restricted Stock,” held by an affiliate under the Securities Act of 1933, as amended (the “Securities Act”) subject to the limitations thereof, unless such shares of Stock shall have been duly registered under the Securities Act. In addition, if any time the award of Stock under this Plan may, in the opinion of counsel to the Company, create liability for the Company or the recipient under the Securities Exchange Act of 1934, as amended, or the Internal Revenue Code of 1986, as amended, then the award of such shares of Stock may be suspended by the Company until such time as liability for the award thereof shall lapse or expire.

8.	Termination and Amendment. This Plan may be terminated or amended, at any time, by a majority vote of all of the members of the Board of Directors at any regular or special meeting duly called and convened.

9.	Governing Law. All questions pertaining to the construction, validity and effect of the provisions of the Plan and the rights of all persons hereunder shall be governed by the laws of the Commonwealth of Pennsylvania.

10.	Rules of Construction. Headings are given to the sections of the Plan solely as a convenience to facilitate reference.

ANNUAL MEETING OF SHAREHOLDERS OF

STERLING FINANCIAL CORPORATION

May 3, 2005

PROXY VOTING INSTRUCTIONS

MAIL—Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER
—OR—
TELEPHONE—Call toll-free 1-800-PROXIES
From	ACCOUNT NUMBER
Any touch-tone telephone and follow the instructions. Have your control number and proxy card available when you call.
—OR—	CONTROL NUMBER
INTERNET—Access www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

You may enter your voting instructions at 1-800-PROXIES or www.voteproxy.com up until 11:59 p.m. Eastern Time the day before the cut-off or meeting date.

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

STERLING FINANCIAL CORPORATION

101 North Pointe Boulevard, Lancaster, Pennsylvania 17601

ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 3, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Pauline Shurr and Mary W. Wentz, and each or any of them, as proxies, with full power of substitution, to represent and vote, all of the shares of STERLING FINANCIAL CORPORATION common stock held of record by the undersigned on March 11, 2005, at the Annual Meeting of Shareholders to be held at Liberty Place Theater and Conference Center, 313 West Liberty Street, Lancaster, Pennsylvania, on Tuesday, May 3, 2005, at 9:00 a.m. prevailing time, and at any adjournment or postponement thereof, with all of the powers the undersigned would possess if personally present thereat, as indicated on the reverse side of this card.

     This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the Nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

     This proxy also confers authority as to other business as may properly come before the meeting and any adjournment or postponement thereof. The Board of Directors at present knows of no other business to be brought before this meeting, but if any other business is properly brought before the meeting, the shares represented by this proxy will be voted in accordance with the recommendations of the Board of Directors of Sterling Financial Corporation.

     The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated April 1, 2005, and hereby revoke(s) all other proxies heretofore given by the undersigned in connection with this meeting.

     IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. PLEASE SIGN, DATE AND RETURN THIS PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. THIS PROXY IS REVOCABLE AT ANY TIME BEFORE IT IS EXERCISED AND MAY BE WITHDRAWN IF YOU ELECT TO ATTEND THE MEETING, GIVE WRITTEN NOTIFICATION TO THE SECRETARY OF STERLING FINANCIAL CORPORATION, AND VOTE IN PERSON.

(Continued and to be signed on the reverse side)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR”
PROPOSALS 2 AND 3

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☑

1.	Election of Class of 2008 Directors to serve for a three year term; election of Class of 2007 Directors to serve for a two year term; and election of Class of 2006 Directors to serve for a one year term

☐	FOR ALL NOMINEES

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

NOMINEES
¡	Joan R. Henderson	Class of 2008 for three year term
¡	Terrence L. Hormel	Class of 2008 for three year term
¡	David E. Hosler	Class of 2008 for three year term
¡	William E. Miller, Jr.	Class of 2007 for two year term
¡	Anthony D. Chivinski	Class of 2006 for one year term

INSTRUCTION:	To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ¡

2.	Adoption of the 2005 Directors Stock Compensation Plan.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP as Sterling Financial Corporation’s independent certified public accountants for the year ending December 31, 2005.

FOR	AGAINST	ABSTAIN
☐	☐	☐

New Address:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

Dated:

Signature

Signature (if held jointly)

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person and give full title.

April 1, 2005

Subject: Notice of Annual Meeting and Proxy Vote

Dear Shareholder:

As a valued investor of Sterling Financial Corporation, we want to invite you to our annual meeting and breakfast. We will report on Sterling’s 2004 business results and other matters of interest to shareholders.

2005 Annual Meeting of Shareholders of Sterling Financial Corporation

Where:	Liberty Place Theater and Conference Center
313 West Liberty Street, Lancaster, Pennsylvania

When:	Tuesday, May 3, 2005 at 9:00 a.m.

8:00 a.m. Breakfast Invitation
To attend the breakfast you must send the self-addressed post card to Sterling Financial Corporation by Tuesday, April 19, 2005.

Election Ballot
We are asking shareholders to elect three Class of 2008 Directors, elect one Class of 2007 Director, elect one Class of 2006 Director, adopt the 2005 Directors Stock Compensation Plan, and ratify the selection of Ernst & Young LLP as our independent auditors for the current fiscal year.

Make your vote count
It is important that your shares be represented at the Annual Meeting whether or not you are personally able to attend and regardless of the number of shares you own. You may vote your proxy using any of the following methods:

•	By Internet using the control number located at the top of your proxy card.

•	Vote by telephone using the control number located at the top of your proxy card.

•	Send the proxy card by mail to American Stock Transfer & Trust Company, using the enclosed self-addressed envelope.

We urge you to read the enclosed information and place your vote promptly. We look forward to seeing you at the breakfast and Annual Meeting. If you have any questions please contact Ms. Jean Good, Shareholder Relations Specialist, at 717-735-5602.

Sincerely,

John E. Stefan	J. Roger Moyer, Jr.
Chairman	President and CEO

Annual Meeting of Shareholders

Tuesday, May 3, 2005

Breakfast served at 8:00 a.m.

Meeting begins at 9:00 a.m.

Liberty Place Theater and Conference Center in downtown Lancaster, Pa. (313 Liberty St.)

DIRECTIONS

From Rt. 30 East: Take 30 East towards Lancaster. Get off at the Harrisburg/283 West exit. Follow signs for Lititz Pike. Lititz Pike is your second traffic light off the ramp. At the traffic light, make a right onto Rt. 501 South (Lititz Pike). Follow Lititz Pike through two traffic lights and over the bridge into Lancaster City. Follow signs for Prince Street. Once on Prince Street, go to first traffic light and make a right onto Liberty Street. Liberty Place Theater and Conference Center will be on the right.

From Rt. 30 West: Take 30 West towards Lancaster. Get off at the Oregon Pike/Lititz Pike exit. Follow signs for Lititz Pike. Lititz Pike is the first traffic light. At the traffic light, make a left onto Rt. 501 South (Lititz Pike). Follow Lititz Pike through two traffic lights and over the bridge into Lancaster City. Follow signs for Prince Street. Once on Prince Street, go to first traffic light and make a right onto Liberty Street. Liberty Place Theater and Conference Center will be on the right.

Parking: Please park in the designated area directly across from Liberty Place. It will be to your left as you approach the building.

Detach here and mail card below.

RESPONSE CARD. PLEASE RETURN BY TUESDAY, APRIL 19, 2005

You are invited to the Sterling Financial Corporation Shareholders’ Breakfast and Annual Meeting on Tuesday, May 3, 2005, at 8 a.m. at Liberty Place Theatre and Conference Center in downtown Lancaster, Pa. Please complete, sign and return to Sterling Financial Corporation by Tuesday, April 19, 2005, if you plan to attend:

# of person(s)

print name(s)

signature of person completing form

NO POSTAGE
NECESSARY
IF MAILED
IN THE
UNITED STATES

BUSINESS REPLY MAIL
First-Class Mail R-1733 LANCASTER, PA

POSTAGE WILL BE PAID BY ADDRESSEE

Sterling Financial Corporation
Mail Code 294-700
1097 Commercial Ave.
P. O. Box 38
East Petersburg, PA 17520-9968